Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-106868) pertaining to the Inter-Tel, Incorporated Tax Deferred Savings Plan and Retirement Trust, of our report dated May 28, 2004, with respect to the financial statements and supplemental schedule of Inter-Tel, Incorporated Tax Deferred Savings Plan and Retirement Trust for the year ended December 31, 2003 included in this Form 11-K filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2003.

By /s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
June 25, 2004

21